Exhibit 99.1

PRESS RELEASE

	Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA® ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

RevPAR Increases 9 Percent; Adjusted EBITDA up 10 Percent

Dallas, Texas (July 29, 2004) – La Quinta Corporation (NYSE: LQI) today announced financial results for the second quarter ended June 30, 2004.  La Quinta will hold a conference call today at 10:00 a.m. (EDT) to discuss these results and its business.

La Quinta reported the following financial results.  A detailed schedule reconciling net loss to Adjusted EBITDA is included in the supplemental tables.

For the second quarter 2004, La Quinta reported:

•                  Revenues of $145 million, a 8% increase compared to 2003.

•                  Net loss of $7 million, or ($0.04) per share, versus net loss of $14 million, or ($0.10) per share, in 2003.

•                  RevPAR for total company owned hotels of $41.33, a 9% increase compared to 2003.

•                  Adjusted EBITDA of $46 million, a 10% increase compared to 2003.

For the six months ended June 30, 2004, La Quinta reported:

•                  Revenues of $277 million, a 9% increase compared to 2003.

•                  Net loss of $19 million, or ($0.11) per share, versus net loss of $64 million, or ($0.45) per share, in 2003.

•                  RevPAR for total company owned hotels of $39.48, a 10% increase compared to 2003.

•                  Adjusted EBITDA of $83 million, a 12% increase compared to 2003.

“We had another quarter of strong RevPAR growth that exceeded our competitors,” stated Francis W. (“Butch”) Cash, President and Chief Executive Officer.  “Our revenue initiatives continue to deliver results.  With the recently announced acquisition of Baymont, we will have the opportunity to replicate our success.  We look forward to growing the La Quinta and Baymont brands in an industry at the beginning of a recovery cycle.”

Operating Results

La Quinta’s total company RevPAR increased 9% during the second quarter.  The improvement was driven by an occupancy increase of 7 percentage points, partially offset by slightly lower average rates.  In addition, La Quinta continued to improve its performance relative to its local market competition.  For the quarter, RevPAR of La Quinta’s direct competitors in all markets increased

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7% while La Quinta’s RevPAR increased 9%. La Quinta’s RevPAR in its top ten markets increased 10% compared to a RevPAR increase of 7% by La Quinta’s direct competitors. As a result, La Quinta continues to expand its RevPAR premium.

“We continue to see strong growth from our Internet distribution channels and we are working closely with our third party distribution partners to optimize our results through those channels,” commented Mr. Cash.  “Our sales force again generated revenues that exceeded the prior year as the strength of business travel continues to improve.  We are also beginning to see changes in our customer mix with the addition of higher rate business travel.  As a result, we started to see an increase in our average rates as we ended the quarter.”

During the second quarter, franchise rooms increased by 687 rooms (8 hotels).  As of June 30, 2004, La Quinta had opened 9,612 franchise rooms (107 hotels) compared to 6,683 franchise rooms (75 hotels) at June 30, 2003.  La Quinta continues to expect to open at least 4,000 franchise rooms (50 hotels) this year.

Financial Results

Revenues for the second quarter increased 8% over the second quarter of 2003.  The revenue increase was primarily the result of a total company RevPAR increase of 9%, partially offset by the loss of revenues due to the sale of hotels in the second quarter of 2004 and the second half of 2003.

Net loss was $7 million, or ($0.04) per share, for the second quarter of 2004, versus a net loss of $14 million, or ($0.10) per share, for the second quarter of 2003.  The improved net loss during the quarter was primarily the result of revenue increases and lower interest and depreciation expenses, partially offset by higher impairment charges and increased direct lodging expenses.

Adjusted EBITDA for the second quarter of 2004 was $46 million, a 10% increase compared to $42 million in the second quarter of 2003.    The increase in Adjusted EBITDA was driven primarily by revenue improvement offset by higher labor costs as a result of increased occupancy levels, increased energy costs as a result of higher utility rates, and various corporate expenses.

At June 30, 2004, La Quinta had $315 million in cash and cash equivalents and no borrowings under its $150 million credit facility (other than $20 million in letters of credit).  La Quinta’s net debt (total indebtedness less cash and the investment in its 7.114% Securities) was $439 million at June 30, 2004.

On July 1, 2004, the Company received an early repayment of $26 million related to a note receivable issued in 2001 in conjunction with a healthcare asset sale.  As a result of the early repayment, cash and cash equivalents were approximately $350 million as of July 14, 2004.

Revenues for the first six months of 2004 increased 9% over the first six months of 2003.  The revenue increase was primarily the result of a total company RevPAR increase of 10%, partially offset by the loss of revenues due to the sale of hotels in the second quarter of 2004 and the second half of 2003.

Net loss was $19 million, or ($0.11) per share, for the first six months of 2004, versus a net loss of $64 million, or ($0.45) per share, for the first six months of 2003.  The improved net loss for the first six months of 2004 was primarily the result of revenue increases and lower impairment charges and depreciation expenses, partially offset by increased direct lodging expenses.

Adjusted EBITDA for the first six months of 2004 was $83 million, a 12% increase compared to $74 million in the first six months of 2003.  The increase in Adjusted EBITDA was driven primarily by revenue improvement partially offset by higher direct lodging expenses as a result of increased occupancy levels.

Baymont Acquisition

As announced on July 15, 2004, La Quinta has entered into a definitive agreement with The Marcus Corporation to purchase its limited service lodging division for a total of $395 million in cash.  As part of the agreement, La Quinta will acquire 86 Baymont Inns & Suites (including one management contract), seven Woodfield Suites and one Budgetel.  In addition, La Quinta will acquire all of the trade rights associated with the Baymont, Woodfield Suites, and Budgetel brands, and the current Baymont franchise system of 84 hotels (containing 7,074 rooms).  The 178 hotels (containing 16,837 rooms) are located across 32 states, with approximately half of the hotels in the Midwest region of the U.S.

“Baymont has a strong brand and real estate in markets we want to penetrate,” said Mr. Cash.  “We believe we can apply our successful revenue initiatives to enhance the cash flows from the Baymont operations.  In addition, we believe we can more aggressively grow the Baymont franchise system.”

La Quinta has obtained a committed financing of $150 million as part of this transaction.  This financing and existing cash on hand will fund the $395 million purchase price as well as estimated one-time transaction costs of $9 million and integration costs of $12 million.  The Company believes there will be opportunities to create value through upgrades and potential cross brand conversions between La Quinta and Baymont.  The Company is beginning the process of reviewing the portfolio for these opportunities.  For current modeling purposes only, the Company currently estimates the potential capital required to complete these conversions to be between $25 million to $45 million.

“With the announced acquisition of Baymont, we achieved our strategic objective of gaining both quality real estate and a brand that we can grow that will allow us to leverage our existing investments in our people and technology to create shareholder value,” said David L. Rea, Executive Vice President and Chief Financial Officer.

Current Outlook

La Quinta’s guidance for full year 2004 currently anticipates a total company owned La Quinta hotel RevPAR increase of 7%, Adjusted EBITDA of approximately $174 million and a net loss of $51 million.  The net loss includes an estimated pretax loss of $25 million on early retirement of the 7.114% Notes as well as $5 million of estimated integration expenses.  Guidance also reflects the loss of approximately $1.6 million of Other Revenues from early repayment of healthcare receivables.  For modeling purposes, guidance reflects the Adjusted EBITDA and earnings impact of the Baymont acquisition for only the full fourth quarter 2004.  Estimated 2004 integration expenses of $5 million related to the acquisition and the estimated $25 million loss related to early debt retirement are excluded from Adjusted EBITDA guidance.  Capital expenditures for 2004 are currently estimated to be approximately $80 million, which includes $20 million related to a redevelopment project in downtown San Antonio, as well as capitalized integration costs and normal maintenance capital expenditures for Baymont and La Quinta, and excludes the $395 million cost of the acquisition and $9 million of related transaction costs.

La Quinta’s guidance for the third quarter of 2004 currently anticipates total company owned La Quinta hotel RevPAR to increase approximately 5% over the third quarter of 2003, when the Company reported an industry leading RevPAR increase of 8% over the third quarter of 2002.  The Company anticipates RevPAR growth in the third quarter of 2004 to be driven by rate increases rather than occupancy increases. Adjusted EBITDA is currently anticipated to be approximately $50 million and excludes estimated integration expenses of $2 million related to the acquisition and the estimated $25 million loss related to early debt retirement.  Net loss is currently anticipated to be approximately $17 million.  Schedules reconciling net loss to Adjusted EBITDA guidance for the third quarter and full year 2004 are included in this press release.

Conference Call and Where You Can Find Additional Information

As previously announced, at 10:00 AM (EDT) today, La Quinta will hold a conference call and audio webcast to discuss its financial results and business outlook.  During the conference call, La Quinta may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the La Quinta website, www.LQ.com, in the Investor Relations–Webcasts section.  The conference call can be accessed by dialing 800-257-3401 or International: 303-262-2131).  An access code is not required. A replay of the call will be available from 12:00 PM (EDT) on July 29, 2004 through 11:59 PM (EDT) on August 5, 2004 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11002850#.  The replay will also be available in the Investor Relations–Webcasts section of the La Quinta website, www.LQ.com.

About La Quinta Corporation

Dallas based La Quinta Corporation (NYSE: LQI), a leading limited service lodging company, owns, operates or franchises more than 380 La Quinta Inns and La Quinta Inn & Suites in 33 states.  Today’s news release, as well as other information about La Quinta, is available on the Internet at www.LQ.com.

Safe Harbor Statement

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements.  Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements.  Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained.  Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising program, our internet distribution initiatives and our frequent stayer program, or otherwise) and profitability of our lodging business and franchising program; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta brand; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks, including the ability to satisfy the closing conditions related to the acquisition of the limited service lodging division of The Marcus Corporation announced on July 15, 2004, as well as our ability to successfully integrate this business into La Quinta’s operations; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K  filed with the Securities and Exchange Commission on March 15, 2004, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities.”  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

Statement Concerning Non-GAAP Measurement Tools

La Quinta uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes.  Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items.  Adjusted EBITDA is also adjusted for discontinued operations, income taxes, interest expense, net and minority interest (which includes our preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distort the comparability of the measure.  Adjusted EBITDA is intended to show unleveraged, pre-tax operating results.  The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results.  Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles (“GAAP”) and our calculation and use of this measure may differ from our competitors.  This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP.  A detailed schedule reconciling GAAP net loss to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules

Financial Results	A
Other (Income) Expense	B
Supplemental Non-GAAP Financial Data	C
Other Supplemental Information	D
La Quinta Summary Lodging Statistics	E

La Quinta Corporation

Schedule A

Financial Results

(Unaudited)

Operating Data:

(In thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues
Lodging	$143,474	$132,878	$274,585	$251,026
Other	1,191	1,364	2,377	2,595
Total revenues	144,665	134,242	276,962	253,621

Expenses
Direct lodging operations	64,019	59,014	124,954	113,789
Other lodging expenses	18,976	19,076	37,227	36,849
General and administrative	15,703	14,569	31,876	29,012
Interest, net	14,756	16,508	30,294	30,751
Depreciation and amortization	30,215	32,381	59,492	63,772
Impairment of property and equipment	7,719	4,578	12,733	66,590
Other (income) expense	(633)	3,969	(768)	7,133
Total expenses	150,755	150,095	295,808	347,896
Loss before minority interest, income taxes, and discontinued operations	(6,090)	(15,853)	(18,846)	(94,275)
Minority interest	(4,661)	(4,602)	(9,229)	(9,112)
Income tax benefit	3,931	6,612	8,960	39,589
Loss before discontinued operations	(6,820)	(13,843)	(19,115)	(63,798)
Discontinued operations, net	—	216	—	(117)
Net loss	$(6,820)	$(13,627)	$(19,115)	$(63,915)

Per Share Data:
Loss before discontinued operations	$(0.04)	$(0.10)	$(0.11)	$(0.45)
Discontinued operations, net	—	—	—	—
Net loss per share – basic and assuming dilution	$(0.04)	$(0.10)	$(0.11)	$(0.45)

Weighted average shares outstanding
Basic	176,620	143,414	176,444	143,060
Assuming dilution	176,620	143,414	176,444	143,060

Prior period results have been reclassified to conform to current period presentation.

La Quinta Corporation

Schedule B

Other (Income) Expense

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2004	2003	2004	2003
Loss on sale of assets and related costs	$0.2	$0.1	$0.2	$—
Loss on early extinguishments of debt	—	4.3	—	6.2
Other (1)	(0.8)	(0.4)	(1.0)	0.9
Total other (income) expense	$(0.6)	$4.0	$(0.8)	$7.1

(1)          During the three months ended June 30, 2004, we recognized income of $0.8 million primarily as a result of settlement of litigation related to the exit of the healthcare business and refunds of public company filing fees partially offset by approximately $0.2 million of expense related to the termination and ongoing settlement of the La Quinta retirement plan. During the three months ended June 30, 2003, we recognized income of approximately $0.4 million primarily related to a refund of relocation costs and an adjustment of amounts previously accrued for healthcare business exit costs. During the six months ended June 30, 2004, we recognized $1.0 million of income primarily as a result of settlement of litigation and return of collateral related to the exit of the healthcare business and refunds of public company filing fees partially offset by approximately $0.4 million of expense related to the termination and ongoing settlement of the La Quinta retirement plan.  During the six months ended June 30, 2003, we recognized expenses of approximately $0.9 million primarily related to an adjustment of actuarial assumptions on deferred compensation agreements and changes in net cash surrender values of key man life policies in the healthcare business.

La Quinta Corporation

Schedule C

Supplemental Non-GAAP Financial Data

(Unaudited)

Adjusted  EBITDA Reconciliation

	Three months ended June 30,		Six months ended June 30,
(In millions)	2004	2003	2004	2003
Net loss (per GAAP)	$(6.8)	$(13.6)	$(19.1)	$(63.9)
Add:
Depreciation and amortization	30.2	32.4	59.5	63.8
Impairment of property and equipment	7.7	4.6	12.7	66.6
Minority interest	4.7	4.6	9.2	9.1
Income tax benefit	(3.9)	(6.6)	(9.0)	(39.6)
Interest, net	14.7	16.5	30.3	30.8
Other (income) expense (1)	(0.6)	4.0	(0.8)	7.1
Discontinued operations, net of tax (2)	—	(0.2)	—	0.1
Adjusted EBITDA (Non-GAAP)	$46.0	$41.7	$82.8	$74.0

(1)   See attached Schedule B for details.

(2)   Discontinued operations for the three and six months ended June 30, 2003 includes three company owned hotels and TeleMatrix, Inc., a business component, which were sold during the fourth quarter of 2003. The separately identifiable results of operations of the components have been reported as results from discontinued  operations for all periods presented.

Adjusted EBITDA Reconciliation (Current 2004 Outlook)

(In millions)	Three months ended September 30, 2004	Full Year 2004

Net loss (per GAAP)	$(17)	$(51)
Add:
Depreciation and amortization	30	127
Impairment of property and equipment	—	13
Minority interest	5	18
Income tax benefit	(10)	(27)
Interest, net	15	65
Other expense (1)	27	29
Adjusted EBITDA (Non-GAAP)	$50	$174

(1) Includes the estimated loss on early retirement of the 7.114% Notes and estimated 2004 Baymont integration expenses.

La Quinta Corporation

Schedule D

Other Supplemental Information

(Unaudited)

Capital Expenditures

	Three months ended June 30,		Six months ended June 30,
(In millions)	2004	2003	2004	2003

Capital expenditures	$20	$16	$29	$32

Selected Balance Sheet Data

(In millions)	June 30, 2004	December 31, 2003
		(Audited)

Property and equipment, net	$2,100	$2,144
Cash and cash equivalents (A)	315	327
Investment in securities (B) (1)	122	122
Total assets	2,755	2,806
Total indebtedness (C)	876	895
Total liabilities	1,147	1,183
Minority interest (D)	206	206
Total shareholders’ equity (E)	1,401	1,417
Net debt to total capitalization Equal to (C-B-A)/(E+D+C-B-A)	22%	22%

(1)   Investments in securities are the 7.114% Exercisable Put Option Securities owned by the Company and which relate to the $150 million principal amount of 7.114% Notes issued by the Company.

Debt Maturity Schedule

(In millions)

Year	At June 30, 2004
2004 (1)	$150
2005	116
2006	20
2007	210
2008	50
2009 and thereafter	330
Total debt	876
Less: Cash and cash equivalents	315
Less: Investment in securities(2)	122
Net debt	$439

(1)   The maturity schedule assumes the $150 million of 7.114% Notes due in 2011 will be redeemed at the option of the current holders or due to the Company exercising its repurchase rights and excludes any prepayment expense as a result of the early retirement of debt.

(2)   Investments in securities are the 7.114% Exercisable Put Option Securities owned by the Company and which relate to the $150 million principal amount of 7.114% Notes issued by the Company.

La Quinta Corporation

Schedule E

Lodging Statistics

(Unaudited)

	Three months ended June 30, 2004			Three months ended June 30, 2003			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ		ADR	RevPAR

Comparable Hotels (1),(2)	70.5%	$58.77	$41.41	63.6%	$59.91	$38.10	6.9	pts	(1.9)%	8.7%
Company Owned (1)
Inns	68.5%	$55.65	$38.12	63.2%	$56.75	$35.87	5.3	pts	(1.9)%	6.3%
Inns & Suites	75.3%	$65.88	$49.57	63.7%	$67.65	$43.06	11.6	pts	(2.6)%	15.1%
Total	70.4%	$58.71	$41.33	63.3%	$59.67	$37.78	7.1	pts	(1.6)%	9.4%

	Six months ended June 30, 2004			Six months ended June 30, 2003			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ		ADR	RevPAR

Comparable Hotels (2)	67.4%	$58.69	$39.56	59.0%	$61.16	$36.11	8.4	pts	(4.0)%	9.6%
Company Owned (3)
Inns	65.3%	$55.33	$36.15	58.2%	$57.60	$33.55	7.1	pts	(3.9)%	7.8%
Inns & Suites	72.6%	$66.24	$48.07	60.3%	$69.78	$42.09	12.3	pts	(5.1)%	14.2%
Total	67.4%	$58.61	$39.48	58.8%	$60.92	$35.82	8.6	pts	(3.8)%	10.2%

Hotel and Room Count Data

	At June 30, 2004		At June 30, 2003
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms
Comparable Hotels (2)	274	35,821	274	35,860
Company Owned (3)	274	35,821	278	36,358
Franchised Hotels	107	9,612	75	6,683
Total	381	45,433	353	43,041

(1)   Excludes franchised operating statistics and statistics for three hotels reported in discontinued operations for the three and six months ended June 30, 2003.

(2)   Comparable hotels for the three and six months ended June 30, 2004 and 2003 excludes two hotels classified as held for sale, representing 250 rooms in aggregate.

(3)   Excludes three hotels (366) rooms reported in discontinued operations for the three and six months ended June 30, 2003. All three hotels were sold in 2003.